EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cell Genesys, Inc. for the registration of $150,000,000 of common stock, preferred stock, depositary shares, warrants and debt securities and to the incorporation by reference therein of our report dated February 26, 2007, except for Note 14 as to which the date is March 1, 2007, with respect to the consolidated financial statements of Cell Genesys, Inc. and our report dated February 26, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cell Genesys, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
April 30, 2007